Exhibit 3.1


                               BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000













                                     [Date]




[Addressed to Sponsor]



                  Re:   [Name of Unit Investment Trust sponsored by Sponsor(s)]

Dear Sirs:

                  We have acted as special counsel for [Name of Sponsor], as Depositor, Sponsor and Principal Underwriter (collectively, the "Depositor") of [Name of Trust] (the "Trust") in connection with the issuance by the Trust of units of fractional undivided interest (the "Units") in the Trust. Pursuant to the Trust Agreements referred to below, the Depositor has transferred to the Trust certain securities and contracts to purchase certain securities together with an irrevocable letter of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreements. (All securities to be acquired by the Trust are collectively referred to as the "Securities").

                  In connection with our representation, we have examined copies of the following documents relating to the creation of the Trust and the issuance and sale of the Units: (a) the Trust Indenture and Agreement and related Reference Trust Agreement, each of even date herewith, relating to the Trust (collectively the "Trust Agreements") among the Depositor, [Name of Trustee], as Trustee and [Name of Evaluator], as Evaluator, if any; (b) the Notification of Registration on Form N-8A and the Registration Statement on Form N-8B-2, as amended, relating to the Trust, as

C/M:  11939.0001 481377.1


(Equity 11)
filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act"); (c) the Registration Statement on Form S-6 (Registration No. 333-_____) filed with the Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the "Registration Statement"); (d) the proposed form of final Prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission this day; (e) certified resolutions of the Board of Directors of the general partner of the Depositor authorizing the execution and delivery by the Depositor of the Trust Agreements and the consummation of the transactions contemplated thereby; (f) the Certificate of formation and Agreement Among Limited Partners of the Depositor; and (g) a certificate of an authorized officer of the Depositor with respect to certain factual matters contained therein.

                  We have examined the Application for Orders of Exemption from certain provisions of Sections 14(a) and 22(d) of the 1940 Act and Rules 19b-1 and 22c-1 thereunder, and the First Amendment thereto. In addition, we have examined the Order of Exemption from certain provisions of Sections 11(a) and 11(c) of the 1940 Act, filed on behalf of Reich & Tang Distributors L.P.; Equity Securities Trust (Series 1, Signature Series and Subsequent Series), Mortgage Securities Trust (CMO Series 1 and Subsequent Series), Municipal Securities Trust, Series 1 (and Subsequent Series) (including Insured Municipal Securities Trust, Series 1 (and Subsequent Series and 5th Discount Series and Subsequent Series)); New York Municipal Trust (Series 1 and Subsequent Series); and A Corporate Trust (Series 1 and Subsequent Series) granted on October 9, 1996.

                  We have not reviewed the financial statements, compilation of the Securities held by the Trust, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus.

                  In addition, we have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

                  Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are

C/M:  11939.0001 481377.1


(Equity 11)
subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

                  We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of Federal and Delaware corporate law.

                  Based exclusively on the foregoing, we are of the opinion that under existing law:

                  (1) The Trust Agreements have been duly authorized and entered into by an authorized officer of the Depositor and is a valid and binding obligation of the Depositor in accordance with its terms.

                  (2) The execution and delivery of the Certificate evidencing the Units has been duly authorized by the Depositor and such Certificate, when executed by the Depositor and the Trustee in accordance with the provisions of the Certificate and the respective Trust Agreements and issued for the consideration contemplated therein, will constitute fractional undivided interests in the Trust, will be entitled to the benefits of the Trust Agreements, will conform in all material respects to the description thereof for the Units as provided in the Trust Agreements and the Registration Statement, and the Units will be fully paid and non-assessable by the Trust.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings "Tax Status" and "Legal Opinions". We authorize you to deliver copies of this opinion to the Trustee and the Trustee may rely on this opinion as fully and to the same extent as if it had been addressed to it.


C/M:  11939.0001 481377.1


(Equity 11)

                  This opinion is intended solely for the benefit of the addressees and the Trustee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.

                                                               Very truly yours,



                                                               Battle Fowler LLP

C/M:  11939.0001 481377.1


(Equity 11)